                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [_]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12



--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:



________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:



________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:



________________________________________________________________________________
5)   Total fee paid:

     [_]  Fee paid previously with preliminary materials:



________________________________________________________________________________
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:


(SC14A-07/98)

                          YARDVILLE NATIONAL BANCORP
                            3111 Quakerbridge Road
                           Trenton, New Jersey 08619



                                                                  April 1, 1999




To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Yardville National Bancorp to be held on Tuesday, April 27, 1999 at 10:00 a.m. at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey.

     At this annual meeting of the Company, shareholders will be asked to elect four directors to the Company's Board of Directors to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified.

     During the meeting, we will also report on the operations of the Company. Directors and officers of the Company will be present to respond to any questions you may have.

     The Company has scheduled a continental breakfast for shareholders immediately preceding the annual meeting.

     Whether or not you plan to be at the meeting, please be sure to complete, sign and return the proxy card enclosed with this Proxy Statement, so that your shares may be voted in accordance with your wishes.



                                                 Very truly yours,





                                                 PATRICK M. RYAN,
                                                 President

                          YARDVILLE NATIONAL BANCORP
                            3111 Quakerbridge Road
                           Trenton, New Jersey 08619



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 27, 1999



     Notice is hereby given that the Annual Meeting of Shareholders of Yardville National Bancorp (the "Company") will be held at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey on April 27, 1999 at 10:00 a.m. for the purpose of considering and voting upon the following matters:

     1. The election of the four persons named in the accompanying Proxy Statement to serve as directors of the Company until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified.

     2. Such other business as shall properly come before the meeting.

     Shareholders of record at the close of business on March 18, 1999 are entitled to notice of and to vote at the meeting. Whether or not you contemplate attending the meeting, we request that the enclosed proxy be executed and returned to the Company. You may revoke your proxy at any time prior to the exercise of the proxy by delivering to the Company a later dated proxy or by delivering a written notice of revocation to the Company at or prior to the meeting.



                                                 By Order of the Board of
                                                 Directors




                                                 STEPHEN F. CARMAN, Secretary



April 1, 1999




                 IMPORTANT -- PLEASE MAIL YOUR PROXY PROMPTLY

                          YARDVILLE NATIONAL BANCORP
                            3111 Quakerbridge Road
                           Trenton, New Jersey 08619


                                PROXY STATEMENT
                              DATED APRIL 1, 1999


                      GENERAL PROXY STATEMENT INFORMATION


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Yardville National Bancorp (the "Company") of proxies for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey on Tuesday April 27, 1999, or such later date to which the Annual Meeting may be adjourned or postponed. This Proxy Statement is first being mailed to shareholders on approximately April 1, 1999.

     If a shareholder is participating in the Company's Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan"), the shareholder will receive a single proxy covering both the shares of the Company's common stock, no par value (the "Common Stock"), held by the shareholder in certificate form and the shares of Common Stock held by the Dividend Reinvestment Plan Administrator in the shareholder's Dividend Reinvestment Plan account. If a proxy is not returned, shares of Common Stock, including any held under the Dividend Reinvestment Plan, will not be voted on behalf of the shareholder.


Outstanding Shares and Voting Rights

     The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting is March 18, 1999. Only shareholders of record as of that date will be entitled to notice of, and to vote at, the Annual Meeting.

     On the record date 5,195,473 shares of Common Stock (the only class of stock outstanding) were outstanding and all outstanding shares are eligible to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote.

     A plurality of the votes cast is necessary for the election of directors.

     All shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the election of the four nominees for director who are named in this Proxy Statement, unless the shareholder specifies a different choice by means of his or her proxy or revokes the proxy prior to the time it is exercised. Should any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their discretion.

     At the meeting, inspectors of election will tabulate both ballots cast by shareholders present and voting in person and votes cast by proxy. Under applicable state law and the Company's Restated Certificate of Incorporation and By-Laws, abstentions and broker non-votes are counted for purposes of establishing a quorum but otherwise do not count. Generally, the approval of a specified percentage of shares voted at a shareholder meeting is required to approve a proposal and thus abstentions and broker non-votes have no effect on the outcome of a vote. Where state law or the Company's Restated Certificate of Incorporation or By-Laws require that the matter voted upon be approved by a specified percentage of the outstanding shares, then abstentions and broker non-votes have the same effect as negative votes.


Revocability of Proxies

     Any shareholder giving a proxy has the right to attend and vote at the Annual Meeting in person. A proxy may be revoked prior to the Annual Meeting by a later-dated proxy or by a written revocation sent to Stephen F. Carman, Secretary of the Company, at 4569 South Broad Street, Yardville, New Jersey 08620 (Mailing Address: P.O. Box 8487, Trenton, New Jersey 08650). A proxy may be revoked at the Annual Meeting by filing a later-dated proxy or by filing a written notice of such revocation with the Secretary of the Annual Meeting prior to the voting of such proxy.

Solicitation of Proxies

     This proxy solicitation is being made by the Board of Directors of the Company and the cost of the solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by officers, directors and employees of the Company or the Company's wholly-owned bank subsidiary, The Yardville National Bank (the "Bank"), who will not be specially compensated for such solicitation activities. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons and the Company will reimburse such persons for their reasonable expenses incurred in that connection.


                             ELECTION OF DIRECTORS

     The By-Laws and Restated Certificate of Incorporation of the Company provide that the number of directors shall not be less than five or more than twenty five and permits the exact number to be determined from time to time by the Board of Directors. The Board has fixed the number of directors at twelve.

     Pursuant to the Restated Certificate of Incorporation, the directors of the Company are divided into three classes and each class is elected to serve for staggered three-year terms.

     C. West Ayres, Jay G. Destribats-Chairman of the Board, Gilbert W. Lugossy, and Weldon J. McDaniel, Jr. have been nominated for three year terms as directors. The eight directors named in Table II below have terms of office extending beyond the Annual Meeting. If, for any reason, any of the four nominees becomes unavailable for election, the proxy solicited by the Board of Directors will be voted for such substituted nominee as is selected by the Board of Directors. The Board has no reason to believe that any of the named nominees are not available or will not serve if elected.

     The names of the nominees for election and certain information about them and about the directors whose terms extend beyond this Annual Meeting are set forth in the following tables. Years of service on the Board of Directors includes prior service on the Bank's board.


                  Table I -- Nominees for 1999 Annual Meeting




                                                                                          Nominated
Name, Age and                             Principal Occupations              Director     For Term
Position with Company                    During Past Five Years                Since      Expiring
----------------------------   ------------------------------------------   ----------   ----------
C. West Ayres, 71              President, Ayres Pontiac-Cadillac            1978         2002
                               Company, Inc. (Car sales)
Jay G. Destribats, 64          Chairman of the Board of the Company         1990         2002
Chairman of the Board          and the Bank; Partner, Destribats,
                               Campbell, DeSantis, Magee and
                               O'Donnell (Counselors at law)
Gilbert W. Lugossy, 63         Retired April 1997; formerly Member, New     1991         2002
                               Jersey State Parole Board (April 1990 to
                               April 1997)
Weldon J. McDaniel Jr., 72     Technical Assistant -- Engineering, USX      1986         2002
                               Corporation (March 1993 to present)

     Table II -- Directors Whose Terms Continue Beyond This Annual Meeting




                                                                                             Nominated
Name, Age and                              Principal Occupations                Director     For Term
Position with Company                      During Past Five Years                 Since      Expiring
----------------------------   ---------------------------------------------   ----------   ----------
Lorraine Buklad, 63            Funeral Director and President of Buklad        1988         2000
                               Memorial Homes
Sidney L. Hofing, 64           President and CEO of The Eagle Group,           1997         2000
                               Inc. (Real estate development and manage-
                               ment company); Chairman of General
                               Packaging Services, Inc. (November 1986
                               to December 1998)
James J. Kelly, 64             Private Consultant (Electrical contracting)     1997         2000
Louis R. Matlack, 64           Principal, Matlack Mediation                    1997         2000
Anthony M. Giampetro, 62       Physician, private practice                     1994         2001
Patrick M. Ryan, 54            President and CEO of the Bank and the           1992         2001
President and Chief            Company
Executive Officer
F. Kevin Tylus, 44             Vice President/Director for Prudential          1992         2001
                               Health Care Group (July 1995 to
                               present); formerly Chief Operating Officer
                               for Eastern Mercy Health System
                               (September 1992 to July 1995)
Elbert G. Basolis, Jr., 37     President, CFO and Owner of Aqua                1996         2001
                               Control Inc. (Water utility consultant);
                               Executive Vice President of Garrison
                               Enterprises, Inc. (Construction)

Board Meetings and Committees, Functions and Attendance

     The Company held nine meetings of the Board during 1998. The directors of the Company also serve as directors of the Bank. The Board of Directors of the Bank holds regularly scheduled meetings once a month and special meetings as circumstances require. During 1998, the Board of Directors of the Bank held twelve meetings.

     The Board of Directors has a number of committees, including the Audit, Nominating, and Organization and Compensation Committees. The functions of those Committees are set forth below:


Audit

     Chaired by Mr. Lugossy and including Messrs. McDaniel, Jr., Basolis, Jr., Kelly, and Matlack, this committee met four times in 1998. The function of the Audit Committee is to review the general audit plan and report of the independent certified public accountants and recommend to the Board of Directors the appointment of independent certified public accountants. This committee also approves the internal audit and loan review scope, reviews internal audit reports and management's responses to those audits, reviews all examination reports of the regulatory agencies and recommends to the Board any action to be taken in connection therewith.


Organization and Compensation

     Chaired by Mr. Tylus and including Messrs. Destribats, Ryan, Basolis, Jr., and McDaniel, Jr., this committee met one time in 1998. The Organization and Compensation Committee is responsible for assuring an effective and competitive salary structure for the senior management of the Company and Bank. This committee recommends to the Board employment, promotion and annual compensation arrangements for senior management of the Company and Bank.

Nominating

     Chaired by Mr. Destribats and including Ms. Buklad and Messrs. McDaniel, Jr., Ryan, and Ayres, this committee met two times in 1998. The Nominating Committee considers the appropriate size and composition of the Board. This committee also recommends nominees to the Board of Directors for election as directors.

     During 1998, each director of the Company, except Ms. Buklad, attended at least 75% of the aggregate total number of Board meetings of the Company and meetings of the committees of the Board of the Company on which such director served.

                                  MANAGEMENT

     The following table sets forth the name and age of each executive officer of the Company and the Bank (excluding Messrs. Ryan and Destribats) and the business experience of these individuals during the past five years. Unless otherwise indicated, each named position is with the Bank. The executive officers are appointed to their respective offices annually.




Name, Age and                            Principal Occupations
Position with Company                    During Past Five Years
--------------------------------------   ----------------------------------------------------------
Stephen F. Carman, 42
 Secretary and Treasurer .............   Secretary and Treasurer of the Company and Executive
                                         Vice President and Chief Financial Officer
James F. Doran, 55
 First Senior Vice President .........   First Senior Vice President and Senior Loan Officer
                                         (April 1996 to present); Senior Vice President (January
                                         1994 to April 1996); Vice President (December 1992
                                         to December 1994)
Frank Durand, III, 48
 Senior Vice President ...............   Senior Vice President and Bank Administrator
                                         (February 1995 to present); Senior Vice President and
                                         Branch Administrator (November 1992 to February
                                         1995)
Howard N. Hall, 39
 Senior Vice President ...............   Hired November 1997 as Senior Vice President and
                                         Controller; Vice President and Chief Financial Officer
                                         of Commonwealth State Bank (April 1992 to October
                                         1997)
Richard A. Kauffman, 52
 Senior Vice President ...............   Senior Vice President and Chief Technology Officer
                                         (November 1997 to present); Senior Vice President and
                                         Controller (March 1995 to October 1997); Senior Vice
                                         President and Auditor (April 1991 to March 1995)
Timothy J. Losch, 48
 Executive Vice President ............   Hired June 1997 as Executive Vice President and
                                         Chief Operating Officer; Senior Vice President and
                                         Director of Public Affairs and Governmental Relations
                                         of CoreStates Bank NA (February 1993 to May 1997)
Nina Melker, 37
 Senior Vice President ...............   Senior Vice President and Retail Administrator
                                         (January 1998 to present); Vice President and Retail
                                         Administrator (February 1995 to January 1998); Vice
                                         President, Commercial Lending (July 1993 to February
                                         1995)
Thomas L. Nash, 58
 Senior Vice President ...............   Senior Vice President, Commercial Mortgage Lending
                                         (January 1999 to present); Vice President, Commercial
                                         Mortgage Lending (October 1995 to January 1999);
                                         President and CEO of Family First Savings Bank
                                         (October 1993 to October 1995)
Mary C. O'Donnell, 51
 First Senior Vice President .........   First Senior Vice President and Chief Credit Officer
                                         (April 1996 to present); Senior Vice President
                                         (September 1992 to April 1996)
Sarah J. Strout, 44
 Senior Vice President ...............   Senior Vice President, Commercial Lending (January
                                         1997 to present); Vice President Commercial Lending
                                         (October 1991 to January 1997.

           STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS


     The table below sets forth the beneficial ownership of the Company's Common Stock as of March 18, 1999, by each person who is known by the Company to beneficially own 5% or more of the Common Stock, each other director and nominee, each of the Named Executive Officers (See Executive Officers' Compensation) and all directors and executive officers of the Company and the Bank as a group. All shares of a named person are deemed to be subject to that person's sole voting and investment power unless otherwise indicated. Shares subject to stock options are included as outstanding shares of Common Stock except to the extent such options are not exercisable within 60 days. Other than stock options, there are no securities outstanding giving the holders the right to acquire shares of Common Stock. Each of the Named Executive Officers and each director and nominee have an address c/o Yardville National Bancorp, 3111 Quakerbridge Road, Trenton, New Jersey 08619.



                                                Number of Shares         Percent of
Name of Beneficial Owner                     Beneficially Owned (1)     Common Stock
-----------------------------------------   ------------------------   -------------
Directors:
C. West Ayres                                     77,999 (2)                1.54%
Elbert G. Basolis, Jr.                            20,822 (3)                   *
Lorraine Buklad                                   130,826 (4)               2.52%
Stephen F. Carman                                 39,474 (5)                   *
Jay G. Destribats                                 225,610 (6)               4.34%
Anthony M. Giampetro M.D.                         71,680 (7)                1.38%
Sidney L. Hofing                                  70,079 (8)                1.35%
James J. Kelly                                    170,608 (9)               3.28%
Timothy J. Losch                                  16,225 (10)                  *
Gilbert W. Lugossy                                14,071 (11)                  *
Louis R. Matlack, Ph.D.                          160,747 (12)               3.09%
Weldon J. McDaniel, Jr.                           10,537 (13)                  *
Patrick M. Ryan                                  320,574 (14)               6.14%
F. Kevin Tylus                                   182,257 (15)               3.51%
Directors and Executive Officers of the         1,266,836 (16)             23.83%
 Company as a group (22 persons)

------------
* Less than 1%

 (1) The number of beneficially owned shares includes shares over which the named person, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares (1) voting power, which includes the power to vote, or direct the voting of, such security; or (2) investment power, which includes the power to dispose, or to direct the disposition of, such security.

 (2) Includes 2,152 shares held by Mr. Ayres spouse, and 1,312 shares issuable upon exercise of options held by Mr. Ayres under the Company's 1994 Stock Option Plan (the "1994 Plan") (See Director Compensation Arrangements).

 (3) Includes 4,100 shares held by Aqua Control Inc. and 6,232 shares issuable upon exercise of options held by Mr. Basolis, Jr. under the Company's 1994 Plan.

 (4) Includes 1,312 shares issuable upon exercise of options held by Ms. Buklad under the 1994 Plan.

 (5) Includes 27,060 shares issuable upon exercise of options held by Mr. Carman under the Company's 1988 Stock Option Plan (the "1988 Plan") and the Company's 1997 Stock Option Plan (the "1997 Plan"), 3,037 shares held jointly with Mr. Carman's wife and 225 shares held by Mr. Carman as custodian for his daughter.

 (6) Includes 8,200 shares issuable upon exercise of options held by Mr. Destribats under the 1997 Plan, 51,250 shares held in the Destribats Family Trust where Mr. Destribats is the Trustee, 2,287 shares held jointly by Mr. Destribats and his spouse, 6,123 shares in the Yardville National Bank 401(K) plan, and 155,340 shares in the Yardville National Bank Employee Stock Ownership Plan Trust (the "ESOP") over which Mr. Destribats, as a trustee, shares voting rights with Mr. Ryan and Mr. Tylus.

 (7) Includes 26,908 shares held in the name of Anthony M, Giampetro, M.D., custodian for Anthony Giampetro, John Giampetro, and Celeste Giampetro, under the Pennsylvania Uniform Gift to Minors Act, 16,400 shares held in the name of Bellarmino-Giampetro Profit Sharing Fund, 24,190 shares held in the name of Bellarmino-Giampetro Pension Voluntary Contribution Plan and 1,312 shares issuable upon exercise of options held by Dr. Giampetro under the 1994 plan.

 (8) Includes 54,696 shares held by Mr. Hofing's spouse, 10,791 shares held in the Hofing Family Limited Partnership and 4,592 shares issuable upon exercise of options held by Mr. Hofing under the 1994 Plan.

 (9) Includes 6,232 shares issuable upon exercise of options held by Mr. Kelly under the 1994 Plan.

(10) Includes 9,977 shares issuable upon exercise of options held by Mr. Losch under the 1997 Plan, 1,284 shares in the Yardville National Bank 401(k) plan and 17 shares held by Mr. Losch as custodian for his son.

(11) Includes 1,312 shares issuable upon exercise of options held by Mr. Lugossy under the 1994 Plan and 2,735 shares held jointly with Mr. Lugossy's wife.

(12) Includes 1,312 shares issuable upon exercise of options held by Mr. Matlack under the 1994 plan, 6,199 shares held in the Matlack Family Trust where Mr. Matlack is a co-trustee, 12,013 shares in the Estate of Hannah Hendrickson and 123,823 shares in the Estate of Edward Hendrickson. Mr. Matlack is a co-executor of both estates.

(13) Includes 1,312 shares issuable upon exercise of options held by Mr. McDaniel, Jr. under the 1994 plan and 800 shares held by Mr. McDaniel, Jr.'s spouse, (as to which Mr. McDaniel, Jr. disclaims beneficial ownership).

(14) Includes 26,900 shares issuable upon exercise of options held by Mr. Ryan under the 1988 Plan and the 1997 Plan, 1,858 shares in the Yardville National Bank 401(K) plan, 51 shares held by Mr. Ryan as custodian for Brendan Ryan and 155,340 shares in the ESOP over which Mr. Ryan, as a trustee, shares voting rights with Mr. Destribats and Mr. Tylus.

(15) Includes 1,312 shares issuable upon exercise of options held by Mr. Tylus under the 1994 plan, 10,625 shares held jointly with Mr. Tylus's wife and 155,340 shares in the ESOP over which Mr. Tylus, as a trustee, shares voting rights with Mr. Destribats and Mr. Ryan.

(16) Includes 119,724 shares issuable upon exercise of options held by such persons as a group under the 1988 Plan, the 1994 Plan, and the 1997 Plan, and 155,340 ESOP shares over which Mr. Destribats, Mr. Ryan and Mr. Tylus have shared voting rights as trustees.

                       EXECUTIVE OFFICERS' COMPENSATION
                          Summary Compensation Table

     The following table sets forth compensation paid or allocated with respect to the fiscal years ended December 31, 1998, 1997 and 1996 for services rendered in all capacities to the Company and the Bank by the President and Chief Executive Officer of the Company and the only other three executive officers whose aggregate salary and bonus exceeded $100,000 in any of such years (collectively, the "Named Executive Officers"):



                                                                                     Long Term
                                                                                   Compensation
                                                        Annual Compensation           Awards
                                                    ---------------------------  ----------------
                                                                                    Securities
                                                                                    Underlying           All Other
Name and Principal Position                  Year    Salary($)    Bonus ($)(1)    Options/SARs #    Compensation($) (2)
------------------------------------------  ------  -----------  --------------  ----------------  --------------------
Patrick M. Ryan,                            1998      200,000       100,435           82,000              8,028
President and Chief Executive Officer of    1997      200,000       100,120                0              7,341
the Company                                 1996      150,000        80,520                0              6,188
Jay G. Destribats,                          1998      160,000             0           41,000              7,633
Chairman of the Company                     1997      150,000             0                0              7,092
                                            1996      120,000             0                0              5,465
Stephen F. Carman,                          1998      100,000        12,500           32,800              3,633
Secretary and Treasurer of the Company      1997       85,000        18,000                0              3,172
                                            1996       82,500        12,000                0              2,707
Timothy J. Losch,                           1998      115,000        12,500           32,800              9,727
Executive Vice President and Chief          1997       61,250         9,000           10,250                  0
Operating Officer of the Bank (3)           1996           --            --               --                 --

------------
(1) Paid in the fiscal year following the fiscal year for which it is reported.


(2) All other compensation includes the Company's contribution under its 401(k) plan for the fiscal years ended December 31, 1998, 1997 and 1996 for (a)
    Mr Ryan: $5,000, $4,556, and $4,500, (b) Mr. Destribats: $3,692, $3,462,
    and $3,185, (c) Mr. Carman: $2,486, $2,125, and $2,059, and (d) Mr. Losch:
    $1,351. Other compensation also includes annual premiums paid by the Company for an executive group term replacement life insurance plan for the fiscal years ended December 31, 1998, 1997 and 1996 for (a) Mr. Ryan:
    $3,028, $2,785, and $1,688, (b) Mr. Destribats: $3,941, $3,630, and
    $2,280, (c) Mr. Carman: $1,147, $1,047, and $648, and (d) Mr. Losch:
    $8,376.

(3) Mr. Losch was hired in June 1997.

                      Options Granted in Last Fiscal Year


     The following table lists stock options granted to each of the Named Executive Officers for the fiscal year ended December 31, 1998.




                                       Percentage                                         Potential
                        Number of       of Total                                       Realizable Value
                        Securities       Options                                      at Assumed Annual
                        Underlying     Granted to      Exercise                      Rates of Stock Price
                       Options/SAR      Employees      or Base                         Appreciation for
                         Granted        in Fiscal       Price        Expiration          Option Term
Name                      (#)(1)          Year        ($/Sh)(1)         Date          5%($)       10%($)
-------------------   -------------   ------------   -----------   --------------   ---------   ----------
Patrick M. Ryan       82,000          19.6           17.20         Feb. 4, 2008     887,240     2,247,814
Jay G. Destribats     41,000           9.8           17.20         Feb. 4, 2008     443,620     1,123,907
Stephen F. Carman     32,800           7.8           17.20         Feb. 4, 2008     354,896     899,126
Timothy J. Losch      32,800           7.8           17.20         Feb. 4, 2008     354,896     899,126

------------
(1) The number of securities underlying options and exercise price per share have been adjusted to reflect the 2.5% stock dividend declared March 28, 1998.


        Option Exercises in Last Fiscal Year and Year-End Option Values


     The following table sets forth the aggregate stock options exercised by each of the Named Executive Officers for the fiscal year ended December 31, 1998:


             AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTIONS/SAR VALUES




                                                                Number of
                                                               Securities            Value of
                                                               Underlying          Unexercised
                                                               Unexercised         In-the-Money
                                                             Options/SARs at        Options at
                                                              FY-End (#)(1)         FY-End ($)
                                                           -------------------   ----------------
                       Shares Acquired         Value         Exercisable(E)/     Exercisable(E)/
Name                   on Exercise (#)     Realized ($)     Unexercisable (U)    Unexercisable (U)
-------------------   -----------------   --------------   -------------------   -----------------
                                                               E          U          E         U
Patrick M. Ryan            17,573            321,458        36,900    65,600      208,282     0
Jay G. Destribats          10,250            197,313         8,200    32,800            0     0
Stephen F. Carman           9,373            176,295        27,060    26,240      208,282     0
Timothy J. Losch                0                  0         9,977    33,072        9,716     0

------------
(1) Stock options reflect the 2.5% stock dividend declared March 28, 1998.


Employment Contracts and Termination of Employment and Change in Control Arrangements


     The Company employs Patrick M. Ryan as President and Chief Executive Officer of the Bank and President and Chief Executive Officer of the Company under an employment contract that became effective January 31, 1999. Mr. Ryan is employed for a period of 24 months commencing January 31, 1999, and the contract automatically renews for successive 12-month periods thereafter unless either of the parties gives notice to the contrary. The employment contract provides for an annual base salary of $225,000, which salary will be reviewed and may be adjusted annually by the Board of Directors. In addition, Mr. Ryan will receive an annual cash performance bonus equal to 2% of the profits of the Company, after taxes, for each fiscal year, when such profits are $5,000,000 or more. Mr. Ryan is also entitled to participate in any employee benefit plan or perquisite arrangement established by the Company or the Bank and available to senior executives and key management employees of the Company or the Bank, and the Bank provides him with an automobile for his personal use. The employment contract may be terminated with or without cause (as defined in the employment contract).

     In the event the employment contract is terminated by the Company, other than for death, disability or cause, within three years after a Change in Control (as defined below), or by Mr. Ryan, other than for death or disability, within six months after a Change in Control, Mr. Ryan will be entitled to receive an amount equal to three times his annual salary at the time of such termination in a lump sum promptly after the occurrence of such termination (a "Change in Control Termination"). If the Company terminates the employment contract other than for disability, death or cause, and in the absence of a Change in Control, Mr. Ryan will be entitled to receive a lump-sum payment upon termination equal to the amount that would have been payable to him at his then current annual salary for the remainder of the contract term. For purposes of Mr. Ryan's employment contract, the term "Change in Control" means:

     (i) the acquisition by any person or group acting in concert of the beneficial ownership of 40% or more of any class of equity security of the Company, or


     (ii) the approval by the Board of Directors of the Company of the sale of all or substantially all of the assets of the Bank or the Company, or


     (iii) the approval by the Board of Directors of the Company of any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i) or (ii) above.


     The Bank has entered into a Salary Continuation Plan for the benefit of Mr. Ryan, dated October 28, 1994, whereby the Bank has agreed to make monthly payments to Mr. Ryan or his designated beneficiary upon the termination of his employment in certain circumstances and subject to certain conditions, as described below, based upon the amount of his annual salary at the time of termination (the "Final Annual Salary").


     If Mr. Ryan continues to be an employee of the Bank until his normal retirement date upon the attainment of age 65, which date is June 21, 2009, Mr. Ryan may thereafter retire and he or his designated beneficiary will be entitled to receive a monthly payment equal to (i) 50% of the Final Annual Salary divided by (ii) 12 (the "Monthly Retirement Payment"), payable for a period of 180 months or for his life, if longer. In addition, during the 180 month period following retirement, Mr. Ryan has agreed to be an independent contractor/consultant to the Bank for a reasonable fee to be mutually agreed upon and paid by the Bank to Mr. Ryan for his consulting services. During this 180 month period, Mr. Ryan has also agreed to be subject to certain prohibitions on competition with the Bank.


     If Mr. Ryan becomes totally disabled, as determined by the Bank, while he is an employee of the Bank, and his employment terminates, the Bank will make a monthly payment to Mr. Ryan equal to one-twelfth of the product obtained by multiplying (a) 50% of the Final Annual Salary by (b) a fraction, the numerator of which is the number of full years between the date of the Salary Continuation Plan and the date of termination of Mr. Ryan's employment due to his disability, and the denominator of which is the number of full years between the date of the Salary Continuation Plan and June 21, 2009. This disability payment will commence the first month after such termination and continue until Mr. Ryan recovers from such disability, reaches the age of 65, or dies, whichever occurs first. If such disability continues beyond June 21, 2009, Mr. Ryan will then be entitled to the Monthly Retirement Payment as described above.


     If Mr. Ryan terminates his employment with the Bank or if the Bank terminates Mr. Ryan's employment for any other reason other than disability prior to June 21, 2009, the Bank will make 180 monthly payments to Mr. Ryan commencing June 21, 2009. Each payment will be in an amount equal to one-twelfth of the product obtained by multiplying (a) 50% of the Final Annual Salary by (b) a fraction, the numerator of which is the number of full years between the date of the Salary Continuation Plan and the date of termination of Mr. Ryan's employment and the denominator of which is the number of full years between the date of the Salary Continuation Plan and June 21, 2009. The foregoing will not apply, however, if Mr. Ryan's employment is terminated because he has committed an act which exposes the Bank to economic harm or damages the reputation or good will of the Bank.


     In the event of a change of control of the Bank, (i.e., acquisition of at least 40% of the Bank by an entity or individual that is not currently a stockholder of the Company), if Mr. Ryan either resigns from his position with the Bank or if his employment is terminated for any reason, which termination shall be deemed to have occurred if Mr. Ryan's responsibilities are diminished or assumed by another individual, then Mr. Ryan or his designated beneficiary will be entitled to receive the Monthly Retirement Payment as described above without reduction on account of termination prior to June 21, 2009.


     If Mr. Ryan dies before June 21, 2009, commencing with the first month following his death and continuing for 179 months thereafter, the Bank shall pay the Monthly Retirement Payment to Mr. Ryan's named beneficiary as described above.


     The Company employs Jay G. Destribats as Chairman of the Board of the Company and as Chairman of the Board of the Bank under an employment contract that became effective as of January 31, 1999. The employment contract provides for an annual salary of $180,000. The terms of Mr. Destribats' employment contract are otherwise comparable to the terms of Mr. Ryan's employment contract, but Mr. Destribats' employment contract does not provide for an annual bonus. The Bank has also entered into a Salary Continuation Plan for the benefit of Mr. Destribats on terms comparable to the plan for Mr. Ryan, but with a normal retirement date at age 70 on March 27, 2005.


     The Company employs Stephen F. Carman as Executive Vice President and Chief Financial Officer of the Bank under an employment contract that became effective as of January 31, 1999, and terminates on January 31, 2001. The employment contract provides for an annual salary of $120,000 in the first year and $125,000 in the second year of the contract term. The terms of Mr. Carman's employment contract are otherwise comparable to the terms of Mr. Ryan's contract, except that Mr. Carman's contract does not provide for an annual bonus, provides for a lump-sum payment equal to two times Mr. Carman's annual salary in the event of a Change in Control Termination, and does not provide for any payment to Mr. Carman upon termination of the employment contract for any other reason. The Bank has also entered into a Survivor Income Plan for the benefit of Mr. Carman dated January 22, 1996. If Mr. Carman dies while in the employment of the Bank, the Bank shall pay to Mr. Carman's designated beneficiary an amount equal to 75% of Mr. Carman's final annual salary in 120 equal monthly installments.


     The Company employs Timothy J. Losch as Executive Vice President and Chief Operations Officer of the Bank under an employment contract that became effective as of January 31, 1999. The employment contract provides for an annual salary of $120,000 in the first year and $125,000 in the second year of the contract term. The terms of Mr. Losch's employment contract are otherwise comparable to the terms of Mr. Ryan's contract, except that Mr. Losch's contract does not provide for an annual bonus, provides for a lump-sum payment equal to two times Mr. Losch's annual salary in the event of a Change in Control Termination, and does not provide for any payment to Mr. Losch upon termination of the employment contract for any other reason. The Bank has also entered into a Survivor Income Plan for the benefit of Mr. Losch dated January 1, 1998, on terms comparable to the plan for Mr. Carman.


Director Compensation Arrangements


     For 1998, non-employee directors of the Company (which includes all directors other than Mr. Destribats and Mr. Ryan) were paid $100 for each Company Board meeting attended which was not held on the same day as a Bank Board meeting was held. Non-employee directors were paid a fee of $600 per Bank Board meeting. Non-employee directors were also paid $200 for attending each committee meeting of the Board of Directors of the Company or the Bank ($250 in the case of the chairman of such meeting). When committee meetings are held on the same day, only one fee is paid to each such director who attends such meetings. In addition, the Company in 1998 paid premiums in the amount of $3,841 for health insurance for Ms. Buklad. The aggregate compensation paid to non-employee directors in 1998 was $73,841. In 1998 non-employee directors were paid an annual retainer fee of $5,000 in addition to normal Board and committee fees. Directors' fees and retainers for the Company and the Bank are not paid to directors who are also full time officers of the Bank or the Company.

     For 1999 non-employee directors of the Company will continue to be paid $600 per Bank Board meeting. Non-employee directors will also be paid $200 for attending each committee meeting of the Board of Directors of the Company or the Bank and the chairman of each such committee will be paid $250. During 1999 all non-employee directors will be paid an annual retainer of $5,000, to be paid in quarterly increments at the end of each calendar quarter.

     Pursuant to a Deferred Compensation Plan that became effective on January 1, 1995, non-employee directors are allowed to defer all or a portion of their annual fees and retainers. During 1998 the Company matched each director's deferral at a rate of $.50 per dollar deferred. The annual cost to the Company for 1998 was $54,600. If a participant ceases to be a director for any reason, such participant will at that time be entitled to receive from the Company the aggregate amount of his or her deferred fees and retainers and the Company's matching contributions, plus earnings on such amount at an annual rate which may vary from year to year. The rate is based upon the prime rate and is adjusted annually. The total amount to which any participating director will be entitled will depend upon several factors, including the number of years of participation and the amount of fees and retainers earned and deferred.

     In 1994, the Company's Board of Directors adopted the Yardville National Bancorp 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan is administered by a committee (the "1994 Plan Committee") of not less than two employee directors of the Company. Presently, Mr. Destribats and Mr. Ryan constitute the 1994 Plan Committee. Under the 1994 Plan, the 1994 Plan Committee may grant options to purchase up to 144,000 shares of Common Stock in the aggregate to non-employee directors of the Company. The purchase price per share under each option shall be determined by the 1994 Plan Committee but may not be less than 100% of the fair market value of a share of Common Stock on the date of grant. The 1994 Plan provides for adjustment of the number of shares subject to the 1994 Plan and the number of shares that may be purchased and the purchase price under each outstanding option in the event of any changes in the outstanding Common Stock by reason of stock dividends, stock splits, mergers, recapitalizations and similar events. The 1994 Plan Committee has discretion to establish the term and vesting schedule for each option, although the term may not exceed ten years, and the 1994 Plan provides that options generally will vest during a period of up to five years after the date of grant.

     On February 4, 1998 the Plan Committee granted all non-employee directors options to purchase up to 6,560 shares of Common Stock at a purchase price of $17.20 per share. The options and exercise price per share have been adjusted to reflect the 2.5% stock dividend declared March 28, 1998. One-fifth (1,312) of the options vested and became exercisable on February 4, 1999, and the remaining options will vest in four equal installments on February 4 in the years 2000 through 2003. The options will expire February 4, 2008.

                               PERFORMANCE GRAPH

     The following graph shows the percentage change in the cumulative total return performance (assuming reinvestment of dividends) to holders of the Company's Common Stock with that of Total Return Index for The NASDAQ Stock Market (U.S. Companies) and the peer group index of NASDAQ Bank Stocks, both of which are published indexes. This comparison includes the period beginning June 9, 1995 through December 31, 1998. The Company's shares of Common Stock are traded on the NASDAQ National Market System under the symbol "YANB". The comparison of the cumulative return for each investment assumes that $100 was invested in the Company's Common Stock and in each index on June 9, 1995, the date on which the Company's Common Stock began trading on the NASDAQ National Market System.



[GRAPHIC OMITTED]

                ORGANIZATION AND COMPENSATION COMMITTEE REPORT


     The following report was prepared by the Organization and Compensation Committee of the Board of Directors of the Company (the "Committee"), consisting of two internal directors and three independent outside directors. The Committee is responsible for establishing and overseeing policies governing long-term compensation programs for executive level officers of the Company, to attract, motivate and retain key executives responsible for the success of the Company as a whole. The actions of the Committee are presented to the Board of Directors for ratification. When the Committee's actions relate to officers who are Directors, the Board (exclusive of the Officer-Directors) reviews the recommendations of the Committee and approves final compensation arrangements.


     The Committee believes that the Company's executive officer compensation should be determined according to a competitive framework and based on overall financial results, individual contributions and teamwork.


     Within this overall philosophy, the Committee's specific objectives are to:


   o Offer a total compensation program that takes into account the compensation practices and financial performance for comparable positions in other financial institutions.


     o Promote achievement of year-to-year financial and business objectives for the Company and the Bank.


     o Motivate key executives to fulfill their responsibilities in meeting their corporate business objectives.


   o Reward executives for long-term strategic management and the enhancement of shareholder value through ownership of the Company.


     There are three major components of the Company's executive officer compensation:


      1) Base Annual Salary


      2) Annual Incentive Awards (Cash Bonuses and Supplemental Salary Compensation)


      3) Long Term Incentive Awards (Stock Options)


     The Committee determines compensation by evaluating the responsibilities of the position held and the experience of the individual and considers compensation practices and financial performance for comparable positions within the Company's peer group of financial institutions of comparable size and structure.


     Generally, annual salary adjustments, cash bonuses and supplemental salary compensation are determined by evaluating the performance of the Company and each executive officer. The Committee considers financial and non-financial performance such as market share, operational productivity, loan servicing, innovation and enhancement of employee development and customer satisfaction, however, it does not apply any specific formula or assign any specific weights to these factors in making compensation decisions.


     In reviewing and establishing the Chief Executive Officer's (CEO) annual salary, the Committee places significant emphasis on the Company's financial performance and takes into account annual salaries of peer banks and banks geographically approximate to the Company's market area. The CEO's annual cash bonus is determined pursuant to the formula described below.


     In January 1997 Mr. Ryan's annual salary was set at $200,000 per year for 1997 and 1998, with the potential to receive a cash bonus in each year equal to 2% of fiscal year-end profits of the Company after taxes if earnings exceed $3,999,999. Mr. Ryan's annual salary in 1997 was determined as a result of the performance of the Company and Mr. Ryan's contributions during 1996. Mr. Ryan's salary is reviewed annually. In 1998, the Board of Directors considered that the Company had recorded significant increases in net income, loans and deposits in 1997 as compared to 1996. Specifically, net income, loans and deposits increased by 24.3%, 16.5% and 16.1%, respectively, in 1997 over 1996. Based upon the Company's financial performance in 1997, the Board of Directors determined to maintain Mr. Ryan's annual salary at $200,000 for 1998 and the Committee granted to Mr. Ryan options to purchase 80,000 shares of Common Stock at an exercise price of $17.625 per share.

     In January 1999 the Committee established Mr. Ryan's annual salary at $225,000 per year for 1999 and 2000, with the potential to receive a cash bonus equal to 2% of fiscal year-end profits of the Company after taxes if earnings exceed $5,000,000. There were several factors the Committee considered in determining Mr. Ryan's annual salary. Net income increased 11.5% in 1998 over 1997's record results. Earnings per share and cash dividends declared per share increased 12.2% and 20.8%, respectively. Under Mr. Ryan's direction, YNB has solidified its reputation as one of the pre-eminent business lenders in its marketplace. The Company's loan portfolio grew 27.5% in 1998 in a competitive environment. The Company, under Mr. Ryan's leadership, will continue its geographic expansion in 1999. Three branches are planned in 1999 as well as the opening of the Company's corporate headquarters. The Company will open its first branch in Pennsylvania and in Burlington County, New Jersey in 1999.


                 ORGANIZATION & COMPENSATION COMMITTEE MEMBERS
                           F. KEVIN TYLUS (CHAIRMAN)
                               JAY G. DESTRIBATS
                                PATRICK M. RYAN
                            ELBERT G. BASOLIS, JR.
                            WELDON J. McDANIEL, JR.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Organization and Compensation Committee of the Company's Board of Directors is responsible for recommending annual compensation and long-term compensation plans for executive officers of the Company. Recommendations are then evaluated and ratified by the full Board of Directors. Annual compensation and long-term compensation plans for Messrs. Destribats and Ryan are determined by the non-employee directors of the Committee.


                     COMPLIANCE WITH SECTION 16(a) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934


     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities ("ten-percent holders") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and ten-percent holders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, except as noted below, the Company believes that, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors, and ten-percent holders were satisfied.

     Mr. Tylus failed to timely file a Form 4 for each of three transactions in the fiscal year ended December 31, 1998. Mr. Tylus subsequently filed a Form 4 for each of the transactions. Mr. McDaniel, Jr. failed to timely file a Form 4 for one transaction in the fiscal year ended December 31, 1997. Mr. McDaniel, Jr. subsequently filed a Form 4 for the transaction.


            CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT


     Mr. Destribats, the Chairman of the Board of the Company and member of the Organization and Compensation Committee, is a partner in the law firm of Destribats, Campbell, DeSantis, Magee and O'Donnell. The firm performed general legal services for the Bank during 1998 and continues to perform such services in 1999. In 1998, Destribats, Campbell, DeSantis, Magee and O'Donnell were paid $33,693 by the Bank for its services.

     Certain directors and officers of the Company and their associates are or have been in the past customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future. The aggregate extension of credit to directors, officers, and their associates as a group was approximately $5.7 million as of December 31, 1998. All deposit accounts, loans, and commitments comprising such transactions were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management of the Company and the Bank, did not involve more than normal risks of collectibility or present other unfavorable features.

     The Bank has had, and expects in the future to have, banking transactions in the ordinary course of business with many of its directors, executive officers and principal shareholders (and their associates) on substantially the same terms as those prevailing for comparable transactions with others.

     In 1999, the Bank proposes to acquire a property in Bordentown, New Jersey, from the bankruptcy estate of a borrower, sell the property to BYN LLC, a limited liability company of which Mr. Hofing is a member, and lease the property from BYN LLC for use as a bank branch. The purchase and sales prices, which the Bank expects to be approximately equal in amount, and the terms of the lease, which the Bank expects to include terms (including lease payments) comparable to lease transactions for similar properties in the local market, have not yet been determined.


               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of KPMG LLP, independent public accountants, has audited the books and records of the Company since 1985 and the books and records of the Bank since 1979. The Board expects to retain KPMG LLP as the Company's independent public accountants for the 1999 fiscal year.

     KPMG LLP has advised the Company that one or more of its representatives will be present at the Annual meeting to make a statement if they so desire and to respond to appropriate questions.


                             SHAREHOLDER PROPOSALS

     A shareholder who wishes to nominate any individual as a director or have the shareholders take any action at the Annual Meeting of Shareholders in 2000 shall notify the Secretary of the Corporation at 3111 Quakerbridge Road, Trenton, New Jersey 08619 by registered mail, return receipt requested, by February 24, 2000. Any such notice by a shareholder shall specify (I) the name of the shareholder who will make the nomination or proposal or on whose behalf the proposal or nomination will be made, (II) the names of all other shareholders who are acting directly or indirectly with the proposing shareholder or have an understanding directly or indirectly with the proposing shareholder, (III) the number of shares which the shareholder reasonably anticipates may be voted in favor of the proposal, and (IV) the name, address and business background of any nominee and/or the full text of any proposal. In order for a shareholder proposal to be included in the Company's Proxy Statement for the Annual Meeting of Shareholders in 2000, in addition to meeting all of the requirements set forth above and all requirements of applicable securities laws, the Company must receive the proposal by December 3, 1999.


                                 OTHER MATTERS

     The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendations of the Board of Directors.

     Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it in the enclosed envelope.


                                         BY ORDER OF THE BOARD OF DIRECTORS




                                         STEPHEN F. CARMAN, Secretary
April 1, 1999
Trenton, New Jersey

                                                                            /X/
                                  Please mark
                                 your votes as
                                  indicated in
                                  this example



  This proxy will be voted as specified below. If no choice is specified, the proxy will be voted FOR the election of the four nominees for director shown below.

The Board of Directors recommends a vote FOR the Board of Directors' nominees.


FOR all nominees listed                                          WITHHOLD
                                   AUTHORITY
1. ELECTION OF FOUR DIRECTORS. C. West Ayres, Jay G. Destribats, Gilbert W.
(except as marked to the contrary)                               to vote for
                              all nominees listed
 FOR TERMS EXPIRING IN 2002: Lugossy and Weldon J. McDaniel, Jr.
INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.
   / /                                                                  / /

----------------------------

                                        Please sign exactly as name appears.
                                        When shares are held by joint tenants,
                                        both should sign. When signing as
                                        attorney, executor, administrator,
                                        trustee or guardian, please give your
                                        title as such. If a corporation, please
                                        sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.


                                                       Date:             , 1999
-----------------------------------------------              ----------
                   SIGNATURE


                            - FOLD AND DETACH HERE -

                          YARDVILLE NATIONAL BANCORP
                 PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TUESDAY, APRIL 27, 1999
                 Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Elbert G. Basolis, Jr. and F. Kevin Tylus and each of them, as Proxy, each with full power of substitution, to vote all of the shares of YARDVILLE NATIONAL BANCORP standing in the undersigned's name at the Annual meeting of Shareholders of Yardville National Bancorp, to be held at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey on Tuesday, April 27, 1999 at 10:00 A.M., and at any postponement or adjournment thereof, as indicated on the reverse side with respect to the election of directors and in accordance with the recommendations of the Board of Directors on all other matters that come before the meeting. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

                (Continued and to be signed on the reverse side)